Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	Richard W. Gochnauer
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS REPORTS INCREASED
SALES AND EARNINGS PER SHARE FOR THE THIRD QUARTER 2008

DEERFIELD, Ill., Oct. 30, 2008 – United Stationers Inc. (NASDAQ: USTR) North America’s largest broad line wholesale distributor of business products, today reported increased sales and earnings for the third quarter 2008.

Financial Highlights

•

Diluted earnings per share (EPS) rose 39% to $1.39 from $1.00 in the prior-year quarter. Non-GAAP EPS for the 2008 quarter were $1.26(1), up 26% over the prior year period after excluding gains on the sale of two distribution centers.

•

Year-to-date diluted EPS increased 16% to $3.18, from $2.73 in the same period last year. Year-to-date non-GAAP diluted EPS were up 12% versus last year, to $3.10(1) versus an adjusted $2.76(1), excluding gains on the sale of buildings and an asset impairment charge as well as a prior year restructuring charge.

•	Net sales for the quarter were $1.3 billion, up 10.5% (after adjusting for one additional selling day in 2008).
•	Gross margin was 14.8% of sales, flat with the prior-year quarter.
•	Operating expenses were 10.2% of sales for the latest quarter, compared with 10.4% of sales in the same period last year. Excluding gains mentioned above, operating expenses were 10.6%(1) of sales.
•

Third quarter operating margin reached $61.8 million, or 4.6% of sales, versus $52.4 million, or 4.4% of sales, in the prior-year quarter. Operating margin for the third quarter of 2008 included $5.1 million, or 0.4% of sales, related to the gains mentioned above.

•

Net cash provided by operating activities for the latest nine months totaled $65.4 million versus $249.5 million in the same period last year. Excluding the impact of accounts receivable sold, net cash provided by operating activities for the nine months reached $91.4 million(1) , versus $234.5 million(1) for the same period last year.

“Our diverse product offerings and customer base, combined with disciplined execution of our strategic and operational initiatives, improved our third quarter performance,” said Richard W. Gochnauer, president and chief executive officer.  “Despite a challenging economic environment that is affecting our core office products business, we grew by focusing on our customers’ needs, and capitalizing on category and channel opportunities.  This growth was supplemented by acquisitions, including a strong performance at ORS Nasco, and the recent addition of Emco Distribution.  Disciplined cost and working capital management led to solid performance on margins and cash flow, while maintaining our financial strength and flexibility.”

Third Quarter Performance

Sales in the latest quarter rose by $145.9 million, representing a 10.5% increase over the prior-year quarter, after adjusting for one additional selling day in 2008. The December 2007 acquisition of ORS Nasco contributed approximately 7% to this growth rate.  Product category sales per selling day were up nearly 15% in janitorial/breakroom, up 2% in technology, and down 10% in furniture.  Traditional office products grew 3%, driven by a significant increase in cut sheet paper.

Gross margin as a percent of sales for the third quarter was 14.8%, flat with the prior-year quarter.  The 2008 gross margin rate benefited from the addition of ORS Nasco and the effects of price increases related to product cost inflation.  The slow economy, and lower sales of higher margin discretionary products, caused offsetting downward pressure on margins.

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Operating expenses for the third quarter of 2008 were $136.1 million or 10.2% of sales, compared with $123.9 million, or 10.4% of sales, in the same quarter last year.  During the most recent quarter, the company sold two distribution centers, resulting in a gain of approximately $5.1 million.  Excluding this, adjusted operating expenses were $141.2 million(1) or 10.6%(1) of sales.  The increase to last year’s adjusted operating expenses resulted from the addition of ORS Nasco, higher accounts receivable reserves, and investments in strategic initiatives, partially offset by cost reduction actions.

Operating income for the latest quarter was $61.8 million, or 4.6% of sales, compared with $52.4 million, or 4.4% of sales, in the third quarter of 2007.  Excluding the gains mentioned previously, third quarter operating margin was 4.2%(1) of sales.

Diluted EPS for the third quarter of 2008 were $1.39, versus $1.00 in the prior-year period.  Earnings for the third quarter of 2008 included approximately $0.13 per share from a gain on the sale of two distribution centers.  Excluding this gain, diluted EPS were $1.26(1), up 26% from $1.00 in the same period last year.

Nine-month Results

Net sales for the nine months ended September 30, 2008, were $3.8 billion, up 8.9% (including one additional selling day) compared with net sales of $3.5 billion in the same period last year.  Year-to-date net income was $75.9 million, or $3.18 per diluted share, compared with $78.9 million, or $2.73 per diluted share, in the prior-year period.  Year–to-date non-GAAP diluted EPS were up 12% versus last year, to $3.10(1) versus an adjusted $2.76(1), excluding gains on the sale of buildings and an asset impairment charge as well as a prior year restructuring charge.

Debt Trends and Cash Flow

“The financing initiatives we completed over the past 15 months put us in a good position to minimize the impact of the current tight credit environment,” said Gochnauer.  “Total committed debt capacity is in excess of $1 billion, and all but $250 million of this has debt maturities ranging from 2011 through 2014.  In addition, approximately 80% of our quarter-end capitalization was equity along with debt swapped to a fixed rate, reducing our exposure to interest rate fluctuations.”

Outstanding debt totaled $491.8 million at September 30, 2008, up $341.1 million from the same time last year.  Outstanding debt plus securitization financing totaled $713.8 million(1) at the quarter’s end, up $323.1 million(1) during the past 12 months.  The higher level of debt primarily reflected share repurchases during the last 12 months of $149 million and the acquisitions of ORS Nasco and Emco Distribution LLC for $193 million.

Net cash provided by operating activities totaled $65.4 million for the nine months ended September 30, 2008, versus $249.5 million in the comparable prior-year period.  Excluding the effects of accounts receivable sold, net cash provided by operating activities for the nine-month period in 2008 was $91.4 million(1), compared with $234.5 million(1) in the prior-year period.  Net cash provided by operating activities in 2007 was significantly boosted by timing shifts between 2006 and 2007 related to inventory investments and marketing programs. Cash flow used in investing activities totaled $20.6 million for the latest nine-months.  Capital spending to date this year was $26 million and is expected to be approximately $30 million for 2008.

“We are managing all elements of our business to maintain our sound financial position and deliver strong cash flow,” added Gochnauer.  “Debt leverage is well within our targeted range.  Our business model allows for the flexibility to quickly adjust working capital in response to changing sales conditions, supporting our ability to generate strong cash flow.”

Outlook

“We are mindful of the weakening economic backdrop and the potential effects on the markets we serve,” added Gochnauer.  “October sales to date are off to a slower start, trending up about 5% versus last year.  Over the next few months, we expect sales and margin to reflect the benefit of announced manufacturer price increases.  Our approach to cost and working capital management will be cautious, while staying focused on our near-term and longer-term growth strategies.  We are leveraging United’s unique distribution and marketing services to penetrate new channels and to help our manufacturing partners and customers to be even more efficient in these challenging market conditions.  Despite the current uncertainty, we have confidence that our core capabilities, disciplined approach to operational excellence, and investments for the future should enable us to strengthen our leadership position,” concluded Gochnauer.

Conference Call

United Stationers will hold a conference call followed by a question and answer session on Friday, October 31, at 10:00 a.m. CT, to discuss third quarter results. To participate, callers within the U.S. and Canada should dial (800) 762-8795 and international callers should dial (480) 248-5081 approximately 10 minutes before the presentation.  Please provide the operator with the conference call title “Q3 2008 United Stationers Earnings Call.”  To listen to the webcast, participants should visit the Investor Information section of the company’s Web site at www.unitedstationers.com several minutes before the event is broadcast and follow the instructions provided to ensure that the necessary audio application is downloaded and installed.  This program is provided at no charge to the user.  In addition, interested parties can access an archived version of the call, also located on the Investor Information section of United Stationers’ Web site, about two hours after the call ends and for at least the following two weeks.  This news release, along with other information relating to the call, will be available on the Investor Information section of the Web site.

Forward-Looking Statements

This news release contains forward-looking statements, including references to goals, plans, strategies, objectives, projected costs or savings, anticipated future performance, results or events and other statements that are not strictly historical in nature. These statements are based on management’s current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to the following: United’s ability to effectively manage its operations and to implement general cost-reduction and margin-enhancement initiatives; United’s reliance on key customers, and the business, credit and other risks inherent in continuing or increased customer concentration; United’s reliance on independent dealers for a significant percentage of its net sales and the importance of the continued independence, viability and success of these dealers; continuing or increasing competitive activity and pricing pressures within existing or expanded product categories, including competition from product manufacturers that sell directly to United’s customers; prevailing economic conditions and changes affecting the business products industry and the general economy; United’s reliance on key suppliers; the impact of variability in supplier pricing, allowance programs, promotional incentives and other terms, conditions and policies; the impact of variability in customer and end-user demand patterns on United’s product offerings and sales mix and, in turn, on customer rebates payable and supplier allowances earned by United; United’s ability to maintain its existing information technology systems and to successfully procure and implement new systems without business disruption or other unanticipated difficulties or costs; United’s ability to effectively identify, consummate and integrate acquisitions; United’s reliance on key management personnel, both in day-to-day operations and in execution of new business initiatives; and the effects of hurricanes, acts of terrorism and other natural or man-made disruptions.

Shareholders, potential investors and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For additional information about risks and uncertainties that could materially affect United’s results, please see the company’s Securities and Exchange Commission filings.  The company does not undertake to update any forward-looking statement, and investors are advised to consult any further disclosure by United on this matter in its filings with the Securities and Exchange Commission and in other written statements it makes from time to time. It is not possible to anticipate or foresee all risks and uncertainties, and investors should not consider any list of these items to be exhaustive or complete.

Company Overview

United Stationers Inc. is North America’s largest broad line wholesale distributor of business products, with net sales for 2007 of $4.6 billion.  The company stocks over 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies.  A network of 67 distribution centers allows it to deliver these products to approximately 30,000 reseller customers.  This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. United’s focus on fulfillment excellence has given it an average line fill rate of better than 97%, a 99.6% order accuracy rate, and a 99% on-time delivery rate.  For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

(1)This is non-GAAP information.  A reconciliation of these items to the most comparable GAAP measures is presented at the end of this news release.  Except as noted, all references within this news release to financial results are presented in accordance with U.S. Generally Accepted Accounting Principles.

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net sales	$1,337,855	$1,191,956	$3,841,664	$3,526,477
Cost of goods sold	1,139,995	1,015,670	3,277,480	3,000,452
Gross profit	197,860	176,286	564,184	526,025

Operating expenses:
Warehousing, marketing and administrative expenses	136,055	123,860	414,756	374,215
Restructuring charge	—	—	—	1,378

Total operating expenses	136,055	123,860	414,756	375,593

Operating income	61,805	52,426	149,428	150,432

Interest expense, net	6,380	2,664	20,123	7,831

Other expense, net	2,063	3,695	6,296	10,754

Income before income taxes	53,362	46,067	123,009	131,847

Income tax expense	20,293	18,560	47,150	52,992

Net income	$33,069	$27,507	$75,859	$78,855

Net income per share - diluted	$1.39	$1.00	$3.18	$2.73
Weighted average number of common shares – diluted	23,721	27,597	23,883	28,874

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United Stationers Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands, except share data)

	As of September 30,		As of
	2008	2007	Dec. 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$41,804	$11,923	$21,957
Accounts receivable, net	339,698	291,901	321,305
Retained interest in receivables sold, net*	191,625	147,580	94,809
Inventories	691,258	582,541	715,161
Other current assets	35,692	36,706	38,595
Total current assets	1,300,077	1,070,651	1,191,827

Property, plant and equipment, net	156,327	164,223	173,123
Intangible assets, net	68,937	24,841	68,756
Goodwill, net	317,025	225,816	315,526
Other long-term assets	12,751	16,195	16,323
Total assets	$1,855,117	$1,501,726	$1,765,555

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$503,530	$479,873	$448,608
Accrued liabilities	190,714	197,128	199,961
Total current liabilities	694,244	677,001	648,569

Deferred income taxes	27,244	12,218	30,172
Long-term debt	491,800	150,700	451,000
Other long-term liabilities	50,644	54,994	61,560
Total liabilities	1,263,932	894,913	1,191,301

Stockholders’ equity:
Common stock, $0.10 par value; authorized – 100,000,000 shares, issued – 37,217,814 shares in 2008 and 2007	3,722	3,722	3,722
Additional paid-in capital	380,112	371,533	376,379
Treasury stock, at cost – 13,679,430 and 11,652,116 shares at September 30, 2008 and 2007, respectively and 12,645,513 shares at December 31, 2007	(712,716)	(583,773)	(650,187)
Retained earnings	934,534	830,952	859,292
Accumulated other comprehensive loss	(14,467)	(15,621)	(14,952)
Total stockholders’ equity	591,185	606,813	574,254
Total liabilities and stockholders’ equity	$1,855,117	$1,501,726	$1,765,555

*The September 30, 2008 and 2007 and December 31, 2007 accounts receivable balances do not include $222.0 million, $240.0 million and $248.0 million, respectively, of accounts receivable sold through a securitization program.

United Stationers Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended Sept. 30,
	2008	2007
Cash Flows From Operating Activities:
Net income	$75,859	$78,855
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,954	32,251
Share-based compensation	6,714	6,576
Asset impairment charge	6,735	—
Write down of assets held for sale	—	546
(Gain) loss on the disposition of plant, property and equipment	(9,832)	136
Amortization of capitalized financing costs	720	547
Excess tax benefits related to share-based compensation	(87)	(5,601)
Deferred income taxes	(3,673)	(4,826)
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Increase in accounts receivable, net	(9,118)	(18,108)
Increase in retained interest in receivables sold, net	(96,816)	(40,431)
Decrease in inventory	29,302	98,473
Decrease (increase) in other assets	3,334	(7,592)
Increase in accounts payable	84,832	120,751
Decrease in checks in-transit	(29,752)	(23,554)
(Decrease) increase in accrued liabilities	(12,558)	16,151
Decrease in other liabilities	(13,218)	(4,722)
Net cash provided by operating activities	65,396	249,452
Cash Flows From Investing Activities:
Capital expenditures	(25,798)	(12,864)
Proceeds from the disposition of property, plant and equipment	18,170	9
Acquisitions	(12,944)	—
Sale of Canadian Division	—	1,295
Net cash used in investing activities	(20,572)	(11,560)
Cash Flows From Financing Activities:
Net borrowings under Revolving Credit Facility	40,800	33,400
Net proceeds from the exercise of stock options	1,898	22,350
Acquisition of treasury stock, at cost	(67,505)	(301,679)
Excess tax benefits related to share-based compensation	87	5,601
Payment of debt issuance costs	(256)	(631)
Net cash used in financing activities	(24,976)	(240,959)
Effect of exchange rate changes on cash and cash equivalents	(1)	1
Net change in cash and cash equivalents	19,847	(3,066)
Cash and cash equivalents, beginning of period	21,957	14,989
Cash and cash equivalents, end of period	$41,804	$11,923

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Debt-to-Total Capitalization

(dollars in thousands)

	As of September 30,
	2008	2007	Change
Long-term debt	$491,800	$150,700	$341,100
Accounts receivable sold	222,000	240,000	(18,000)
Total debt and securitization (adjusted debt)	713,800	390,700	323,100
Stockholders’ equity	591,185	606,813	(15,628)
Total capitalization	$1,304,985	$997,513	$307,472

Adjusted debt-to-total capitalization	54.7%	39.2%	15.5%

Note: Adjusted debt-to-total capitalization is provided as an additional liquidity measure. Generally Accepted Accounting Principles require that accounts receivable sold under the company’s receivables securitization program be reflected as a reduction in accounts receivable and not reported as debt.  Internally, the company considers accounts receivable sold to be a financing mechanism. The company believes it is helpful to provide readers of its financial statements with a measure that adds accounts receivable sold to debt, and calculates debt to total capitalization on that basis.

Adjusted Cash Flow

(in thousands)

	For the Nine Months Ended September 30,
	2008	2007
Cash Flows From Operating Activities:
Net cash provided by operating activities	$65,396	$249,452
Excluding the change in accounts receivable sold	26,000	(15,000)
Net cash provided by operating activities excluding the effects of accounts receivable sold	$91,396	$234,452

Cash Flows From Financing Activities:
Net cash used in financing activities	$(24,976)	$(240,959)
Including the change in accounts receivable sold	(26,000)	15,000
Net cash used in financing activities including the effects of accounts receivable sold	$(50,976)	$(225,959)

Note: Net cash provided by operating activities, excluding the effects of accounts receivable sold is presented as an additional liquidity measure. Generally Accepted Accounting Principles require that the cash flow effects of changes in the amount of accounts receivable sold under the company’s receivables securitization program be reflected within operating cash flows. Internally, the company considers accounts receivable sold to be a financing mechanism and not a source of cash flow related to operations.  The company believes it is helpful to provide readers of its financial statements with operating cash flows adjusted for the effects of changes in accounts receivable sold.

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

 (in thousands, except per share data)

	For the Three Months Ended September 30,
	2008		2007
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$1,337.9	100.00%	$1,192.0	100.00%

Gross profit	$197.9	14.79%	$176.3	14.79%

Operating expenses	$136.1	10.17%	$123.9	10.39%
Gain on the sale of distribution centers	5.1	0.38%	—	—
Adjusted operating expenses	$141.2	10.55%	$123.9	10.39%

Operating income	$61.8	4.62%	$52.4	4.40%
Operating expense item noted above	(5.1)	-0.38%	—	—
Adjusted operating income	$56.7	4.24%	$52.4	4.40%

Net income per share - diluted	$1.39		$1.00
Per share operating expense item noted above	(0.13)		—
Adjusted net income per share - diluted	$1.26		$1.00

Adjusted net income per diluted share growth rate over the prior year period	26%

Weighted average number of common shares - diluted	23,721		27,597

Note: Adjusted operating expenses, operating income and earnings per share exclude the effects of a gain on the sale of two distribution centers.  Generally Accepted Accounting Principles require that the effects of this item be included in the Condensed Consolidated Statements of Income.  The company believes that excluding this item is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

United Stationers Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

Adjusted Operating Income and Earnings Per Share

(in thousands, except per share data)

	For the Nine Months Ended September 30,
	2008		2007
		% to		% to
	Amount	Net Sales	Amount	Net Sales

Sales	$3,841.7	100.00%	$3,526.5	100.00%

Gross profit	$564.2	14.69%	$526.0	14.92%

Operating expenses	$414.8	10.80%	$375.6	10.65%
Gain on sale of distribution centers	5.1	0.13%	—	—
Gain on sale of former corporate headquarters	4.7	0.12%	—	—
Asset impairment charge	(6.7)	-0.17%	—	—
Restructuring charge	—	—	(1.4)	-0.04%
Adjusted operating expenses	$417.9	10.88%	$374.2	10.61%

Operating income	$149.4	3.89%	$150.4	4.27%
Operating expense items noted above	(3.1)	-0.08%	1.4	0.04%
Adjusted operating income	$146.3	3.81%	$151.8	4.31%

Net income per share - diluted	$3.18		$2.73
Per share operating expense items noted above	(0.08)		0.03
Adjusted net income per share - diluted	$3.10		$2.76

Adjusted net income per diluted share growth rate over the prior year period	12%

Weighted average number of common shares - diluted	23,883		28,874

Note: Adjusted operating expenses, operating income and earnings per share exclude the effects of a gain on the sale of two distribution centers, a gain on the sale of the company’s former corporate headquarters, an asset impairment charge related to the SAP Hosted Solution for Business Products Resellers and a restructuring charge.  Generally Accepted Accounting Principles require that the effects of these items be included in the Condensed Consolidated Statements of Income.  The company believes that excluding these items is an appropriate comparison of its ongoing operating results to last year and that it is helpful to provide readers of its financial statements with a reconciliation of these items to its Condensed Consolidated Statements of Income reported in accordance with Generally Accepted Accounting Principles.

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